Exhibit 99.1

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

CHANGE OF CONTROL EMPLOYMENT AGREEMENT, dated as of the [    ] day of [            ], [        ] (this “Agreement”), by and between The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”), and [            ] (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change of Control and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Section 1. Certain Definitions. (a) “Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Company is terminated by the Company other than for Cause, death or Disability prior to the date on which a Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control (such a termination of employment, an “Anticipatory Termination”), then for all purposes of this Agreement, “Effective Date” means the date immediately prior to the date of such termination of employment.

(b) “Change of Control Period” means the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended; provided, however, that upon the date on which the Executive attains age 65, the Change of Control Period shall be reduced to the one-year period beginning on such date and ending on the first annual anniversary of such date, and commencing on the first annual anniversary of such date and on each subsequent annual anniversary thereof (such annual anniversary and each annual anniversary thereof, the “Post-65 Renewal Date”), the Change of

Control Period shall be automatically extended so as to terminate one year from such Post-65 Renewal Date, unless, at least 60 days prior to the Post-65 Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(c) “Affiliated Company” means any company controlled by, controlling or under common control with the Company.

(d) “Benefits Period” means the period commencing on the Date of Termination (as defined herein) and continuing thereafter for the number of months equal to the product of 12 and the Classification Factor.

(e) “Change of Control” means:

(i) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(e), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company, (4) any acquisition pursuant to an Excluded Combination (as defined in Section 1(e)(iii)) or (5) an acquisition of beneficial ownership representing between 20% and 40%, inclusive, of the Outstanding Company Voting Securities or Outstanding Company Common Stock shall not be considered a Change of Control if the Incumbent Board as of immediately prior to any such acquisition approves such acquisition either prior to or immediately after its occurrence;

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries

(each, a “Business Combination”), excluding, however, a Business Combination following which all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be (such a Business Combination, an “Excluded Combination”); or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(f) “Classification Factor” means              [three for all named executive officers], provided, that upon the date on which the Executive attains age 65, if and only if the Effective Date has not occurred as of such date, the Classification Factor shall be reduced by one-half.

Section 2. Employment Period. The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Employment Period”). The Employment Period shall terminate upon the Executive’s termination of employment for any reason.

Section 3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date, (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 50 miles from such office and (C) the Executive shall not be required to travel on Company business to a substantially greater extent than required during the 120-day period immediately prior to the Effective Date.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.

(ii) Annual Bonus. In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year of the Company ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal the product of (A) the Executive’s Annual Base Salary and (B) the Executive’s average Bonus Percent (as defined below) for the three fiscal years (or such shorter period during which the Executive has been employed by the Company) immediately preceding the Effective Date (such average, the “Minimum Annual Bonus Percent”). Notwithstanding the foregoing and not in contravention of the foregoing, to the extent that, during the Employment Period, the committee administering the applicable annual incentive plan establishes specific Annual Bonus targets with respect to an applicable fiscal year of the Company ending during the Employment Period for peer executives of the Company, the Annual Bonus target established by such committee for the Executive shall be no less favorable to the Executive than the annual bonus target established for such peer executives of the Company, and any performance criteria established with respect to the Executive’s Annual Bonus target shall be (and shall be evaluated on a basis that is) no less favorable to the Executive than the performance criteria (and the basis for evaluation) applicable to peer executives of the Company. For purposes of this Agreement, the “Bonus Percent” shall mean, with respect to a particular fiscal year of the Company, the amount expressed as a percentage equal to (1) the Executive’s annual bonus (including any amounts deferred by the Executive and the cash value (measured in accordance with the immediately following sentence) of any portion of any annual bonus amounts paid in stock, restricted stock or other equity-based consideration and of any additional stock, restricted stock or other equity-based awards granted to the Executive with respect to the portion of such bonus amounts paid in stock, restricted stock or an equity-based award) earned under the Company’s annual incentive plans, or any comparable bonus under any predecessor or successor plan, during such fiscal year, divided by (2) the Executive’s annual base salary paid or payable to the Executive for such fiscal year. For purposes of the preceding sentences, shares of stock or other consideration will be valued without regard to any vesting, transfer or other restrictions applicable to such stock or other consideration, and the cash value of any stock-based portion of such annual bonus will be determined based on a per share value equal to the closing price of the stock, as of the date the shares were awarded, on the principal stock exchange on which the stock is traded, and, with respect to awards that are stock options, based on the grant date value determined based on the Company’s valuation methodology as in effect on the date of grant. Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year of the Company for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(iii) Long-Term Cash and Equity Incentives, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all long-term cash incentive, equity incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, vision, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred (regardless of whether incurred prior to or following the Effective Date) by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, transportation benefits and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

Section 4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability”), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided, however, that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. “Cause” means:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 3(a)(i)(A)) with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties; or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the conduct described in Section 4(b)(i) or 4(b)(ii), and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 3(a)(i)(B) of this Agreement;

(iv) any action or inaction that constitutes a material breach by the Company of this Agreement; or

(v) any failure by the Company to comply with and satisfy Section 10(c).

For purposes of this Section 4(c) of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason, and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 60 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder. If within 30 days of receiving the Notice of Termination the party receiving such notice notifies the other party that a dispute exists concerning the provisions of the Agreement that apply to such termination, the dispute shall be resolved either (A) by mutual written agreement of the parties or (B) by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). The parties shall pursue the resolution of such dispute with reasonable diligence. Following the final resolution of such dispute, any party owing any payments under this Agreement pursuant to such resolution shall make all such payments, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the Date of Termination (and in the case of compensatory amounts payable to the Executive under this Agreement, accrued from the Date of Termination) through the date such payments are actually made. Notwithstanding anything herein to the contrary, the Executive’s mental or physical incapacity following the receipt of a Notice of Termination by the Company terminating the Executive’s employment other than for Cause shall not affect the obligation of the Company to pay, or the Executive’s entitlement to, the payments and benefits to which the Executive is entitled to under this Agreement upon a termination of employment other than for Cause, regardless of whether the Company terminates the Executive’s employment as a result of such mental or physical incapacity prior to the date set forth in the Notice of Termination.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination or such later date specified in the Notice of Termination, as the case may be, (iii) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

Section 5. Obligations of the Company upon Termination. (a) By the Executive for Good Reason; By the Company Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause, Death or Disability, or the Executive terminates employment for Good Reason:

(i) the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

(A) the sum of:

(1)	the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid;

(2)	the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(v) but have not been reimbursed by the Company as of the Date of Termination;

(3)

if an annual bonus for the fiscal year of the Company immediately preceding the fiscal year of the Company in which the Date of Termination occurs (x) has not been determined as of the Date of Termination, an amount equal to the product of (I) the percentage of the Executive’s Annual Base Salary on which the Executive’s target cash incentive award is based under the Company’s annual incentive plans (the “Target Bonus Percent”) in effect during the fiscal year of the Company preceding the Effective Date, or to the extent no such percentage exists, the Minimum Annual Bonus Percent, and (II) the Annual

Base Salary, or (y) has been determined as of the Date of Termination but not yet paid, the greater of (I) the bonus amount as so determined and (II) the product of the Minimum Annual Bonus Percent and the Annual Base Salary) (such amount, the “Prior Year Bonus”);

(4)	any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (1), (2), (3) and (4), the “Accrued Obligations”); and

(5)	an amount equal to the product of (x) the Executive’s Target Bonus Percent in effect during the fiscal year of the Company preceding the Effective Date, or to the extent no such percentage exists, the Minimum Annual Bonus Percent, and (y) the Annual Base Salary (such amount, the “Termination Year Bonus”);

provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any nonqualified deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Executive’s annual bonus for the fiscal year of the Company immediately preceding the fiscal year of the Company in which the Date of Termination occurs, then for purposes of this Section 5 (except as set forth in Section 5(d) with respect to a termination for Cause), such deferral election, and the terms of the applicable deferral arrangement, shall apply to the same portion of the Prior Year Bonus, and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);

(B) the amount equal to the product of (x) the Classification Factor and (y) the sum of the following amounts:

(1) the Annual Base Salary; and

(2) the product of (x) the higher of (I) the Minimum Annual Bonus Percent and (II) the average Bonus Percent for the three fiscal years (or such shorter period during which the Executive has been employed by the Company) immediately preceding the Date of Termination, and (y) the Annual Base Salary (such product, the “Highest Annual Bonus”); provided, however, that the Highest Annual Bonus shall be calculated for purposes of this Section 5(a)(i)(B)(2) assuming the Bonus Percent with respect to the fiscal year of the Company immediately preceding the Effective Date is not less than the Executive’s Target Bonus Percent for such fiscal year, but only to the extent such a Target Bonus Percent was established for the Executive; and

(C) an amount equal to the sum of the Company or an Affiliated Company’s (as applicable) contributions under The PNC Financial Services

Group, Inc. Incentive Savings Plan and the Supplemental Savings Plan (or similar qualified defined contribution plans and any excess or supplemental defined contribution plans sponsored by an Affiliated Company, if applicable to Executive) in which the Executive participates as of the Date of Termination (or, if more favorable to the Executive, the plans as in effect immediately prior to the Effective Date) (collectively, the “Savings Plans”) that the Executive would receive if the Executive’s employment continued during the Benefits Period, assuming for this purpose that (1) the Executive’s benefits under such plans are fully vested; (2) the Executive’s compensation during each year of the Benefits Period is equal to the Annual Base Salary and the Highest Annual Bonus, and such amounts are paid in equal installments ratably over each year of the Benefits Period; (3) the Executive received (x) an Annual Bonus with respect to the year in which the Date of Termination occurs equal to the amount payable pursuant to Section 5(a)(i)(A)(5) and (y) an Annual Bonus with respect to the fiscal year of the Company preceding the Date of Termination equal to the amount payable pursuant to Section 5(a)(i)(A)(3), in each case, only to the extent that an accrual in respect of the compensation described in this clause (3) has not already been credited to the Executive under the Savings Plans; (4) the amount of any such employer contributions is equal to the maximum amount that could be provided under the terms of the applicable Saving Plans for the year in which the Date of Termination occurs (or, if more favorable to the Executive, or in the event that as of the Date of Termination the amount of any such contributions for such year is not determinable, the amount of contribution that could be provided under the Savings Plans for the plan year ending immediately prior to the Effective Date) for a participant whose compensation is as provided in clauses (2) and (3) above; and (5) to the extent that the Company’s contributions are determined based on the contributions or deferrals of the Executive, disregarding the Executive’s actual contributions or deferral elections as of the Date of Termination and assuming that the Executive had elected to participate in the Savings Plans and to defer that percentage of Annual Base Salary and/or Annual Bonuses under the Savings Plans that would result in the maximum possible Company contribution.

(ii) Pension Benefits.

[Alternative 1: For SERP participants who were age 50 or over with at least five years of credited service as of January 1, 1999]

(A) Additional Earnings Credits under the Pension Plan and the Excess Plan. The Company shall pay to the Executive within 30 days of the Date of Termination a lump sum amount in cash equal to the earnings credits (including any transitional earnings credits, to the extent applicable) under The PNC Financial Services Group, Inc. Pension Plan or any successor plan (the “Pension Plan”) and the PNC Financial Services Group, Inc. ERISA Excess Pension Plan or any successor plan (the “Excess Plan”) in which the Executive participates as of the Date of Termination (or, if more favorable to the Executive, the Pension Plan and the Excess Plan in which the Executive participated as in effect immediately prior to the Effective Date) that the Executive would receive if the

Executive’s employment continued during the Benefits Period and assuming for this purpose that (1) the Executive’s benefits under such plans are fully vested; (2) the Executive’s compensation during each year of the Benefits Period is equal to the Annual Base Salary and Highest Annual Bonus, and such amounts are paid in equal installments ratably over each year of the Benefits Period; (3) the Executive received (x) an Annual Bonus with respect to the year in which the Date of Termination occurs equal to the amount payable pursuant to Section 5(a)(i)(A)(5) and (y) an Annual Bonus with respect to the fiscal year of the Company preceding the Date of Termination equal to the amount payable pursuant to Section 5(a)(i)(A)(3), in each case, only to the extent that an accrual in respect of the compensation described in this clause (3) has not already been credited to the Executive under the Pension Plan and the Excess Plan; and (4) the earnings credits are at the level of earnings credits as in effect under the Pension Plan and the Excess Plan as of the Date of Termination (or, if more favorable to the Executive, as in effect under the Pension Plan and the Excess Plan immediately prior to the Effective Date).

(B) Additional SERP Accruals. In addition to the benefits provided under Section 5(a)(ii)(A), the Executive’s retirement benefit under The PNC Financial Services Group, Inc. Supplemental Executive Retirement Plan or any successor plan (the “SERP,” and together with the Excess Plan, the “Nonqualified Company Pension Plans,” and the Nonqualified Company Pension Plans together with the Pension Plan, the “Company Pension Plans”) shall be calculated assuming for this purpose that (1) the Executive’s employment continued during the Benefits Period and that during such period, (x) the Executive received service credit under the SERP for any purpose for which, and to the extent, the Executive was receiving service credit as of the Date of Termination (or, if more favorable to the Executive, as of the Effective Date), and (y) the Executive’s age increased by the number of years (including partial years) that the Executive is deemed to be so employed; (2) the Executive’s compensation during each year of the Benefits Period is equal to the Annual Base Salary and Highest Annual Bonus, and such amounts are paid in equal installments ratably over each year of the Benefits Period; and (3) the Executive received (x) an Annual Bonus with respect to the year in which the Date of Termination occurs equal to the amount payable pursuant to Section 5(a)(i)(A)(5) and (y) an Annual Bonus with respect to the fiscal year of the Company preceding the Date of Termination equal to the amount payable pursuant to Section 5(a)(i)(A)(3), in each case, only to the extent that an accrual in respect of the compensation described in this clause (3) has not already been credited to the Executive under the SERP; provided, however, notwithstanding clause (1), in no event shall the Executive be entitled to age or service credit, as a result of the application of this Section 5(a)(ii)(B), beyond the maximum age or maximum number of years of service credit, as applicable, permitted under the SERP.

(C) No Adverse Effect. The determinations and calculations made pursuant to Sections 5(a)(ii)(A) and 5(a)(ii)(B) shall be made without giving effect to any amendments made to the Company Pension Plans during the Employment Period that adversely affect in any manner the amount of pension benefits payable to the Executive under the Company Pension Plans.

[Alternative 2: For all other SERP participants]

(A) Vesting of Pension Plan Benefits.

(1) To the extent that (i) the Executive’s benefits under The PNC Financial Services Group, Inc. ERISA Excess Pension Plan or any successor plan (the “Excess Plan”) and The PNC Financial Services Group, Inc. Supplemental Executive Retirement Plan or any successor plan (the “SERP,” and together with the Excess Plan, the “Nonqualified Company Pension Plans”) are unvested as of the Date of Termination, and (ii) the Executive would become vested in the Nonqualified Company Pension Plans had the Executive’s employment continued for a number of years (including partial years) equal to the Classification Factor, the Executive’s benefits under the Nonqualified Company Pension Plans shall vest in full and be paid to the Executive in accordance with the terms of such plans. This clause 5(a)(ii)(A)(1) shall constitute an amendment of the Nonqualified Company Pension Plans.

(2) To the extent that (i) the Executive is not fully vested in the accrued benefit under The PNC Financial Services Group, Inc. Pension Plan or any successor plan (the “Pension Plan,” and together with the Nonqualified Company Pension Plans, the “Company Pension Plans”) as of the Date of Termination, and (ii) the Executive would become vested in the Pension Plan had the Executive’s employment continued for a number of years (including partial years) equal to the Classification Factor, the Company shall immediately credit to the Executive’s account balance under the Excess Plan an amount equal to the Executive’s unvested benefit under the Pension Plan as of the Date of Termination, which amount will be paid to the Executive in accordance with the terms of, and the Executive’s distribution elections (if any) applicable to, the Excess Plan.

(B) Additional Earnings Credits with respect to the Benefits Period. In addition to the benefits provided under Section 5(a)(ii)(A), the Company shall pay to the Executive within 30 days of the Date of Termination a lump sum amount in cash equal to the earnings credits (including any transitional earnings credits, to the extent applicable) under the Company Pension Plans in which the Executive participates as of the Date of Termination (or, if more favorable to the Executive, the Company Pension Plans in which the Executive participated as in effect immediately prior to the Effective Date) that the Executive would receive if the Executive’s employment continued during the Benefits Period and assuming for this purpose that (1) the Executive’s benefits under such plans are fully vested; (2) the Executive’s compensation during each year of the Benefits Period is equal to the Annual Base Salary and the Highest Annual Bonus, and such amounts are paid in equal installments ratably over each year of the Benefits Period; (3) the

Executive received (x) an Annual Bonus with respect to the year in which the Date of Termination occurs equal to the amount payable pursuant to Section 5(a)(i)(A)(5) and (y) an Annual Bonus with respect to the fiscal year of the Company preceding the Date of Termination equal to the amount payable pursuant to Section 5(a)(i)(A)(3), in each case, only to the extent that an accrual in respect of the compensation described in this clause (3) has not already been credited to the Executive under the Company Pension Plans; and (4) the earnings credits are at the level of earnings credits (including any transitional earnings credits, to the extent applicable) as in effect under the Company Pension Plans as of the Date of Termination (or, if more favorable to the Executive, as in effect under the Company Pension Plans immediately prior to the Effective Date).

(C) No Adverse Effect. The determinations and calculations made pursuant to Sections 5(a)(ii)(A)(2) and 5(a)(ii)(B) shall be made without giving effect to any amendments made to the Company Pension Plans during the Employment Period that adversely affect in any manner the amount of pension benefits payable to the Executive under the Company Pension Plans.

[Alternative 3: For all other executive officers]

(A) Vesting of Pension Plan Benefits.

(1) To the extent that (i) the Executive’s benefits under The PNC Financial Services Group, Inc. ERISA Excess Pension Plan or any successor plan (the “Excess Plan”) are unvested as of the Date of Termination, and (ii) the Executive would become vested in the Excess Plan had the Executive’s employment continued for a number of years (including partial years) equal to the Classification Factor, Executive’s benefits under the Excess Plan shall vest in full and be paid to the Executive in accordance with the terms of such plan. This clause 5(a)(ii)(A)(1) shall constitute an amendment of the Excess Plan.

(2) To the extent that (i) the Executive is not fully vested in the accrued benefit under The PNC Financial Services Group, Inc. Pension Plan or any successor plan (the “Pension Plan,” and together with the Excess Plan, the “Company Pension Plans”) as of the Date of Termination, and (ii) the Executive would become vested in the Pension Plan had the Executive’s employment continued for a number of years (including partial years) equal to the Classification Factor, the Company shall immediately credit to the Executive’s account balance under the Excess Plan an amount equal to the Executive’s unvested benefit under the Pension Plan as of the Date of Termination, which amount will be paid to the Executive in accordance with the terms of, and the Executive’s distribution elections (if any) applicable to, the Excess Plan.

(B) Additional Earnings Credits with respect to the Benefits Period. In addition to the benefits provided under Section 5(a)(ii)(A), the Company shall pay to the Executive within 30 days of the Date of Termination a lump sum amount in cash equal to the earnings credits under the Company Pension Plans in which the Executive participates as of the Date of Termination (or, if more favorable to the Executive, the Company Pension Plans in which the Executive participated as in effect immediately prior to the Effective Date), that the Executive would receive if the Executive’s employment continued during the Benefits Period and assuming for this purpose the following: (1) the Executive’s benefits under such plans are fully vested; (2) the Executive’s compensation during each year of the Benefits Period is equal to the Annual Base Salary and the Highest Annual Bonus, and such amounts are paid in equal installments ratably over each year of the Benefits Period; (3) the Executive received (x) an Annual Bonus with respect to the year in which the Date of Termination occurs equal to the amount payable pursuant to Section 5(a)(i)(A)(5) and (y) an Annual Bonus with respect to the fiscal year of the Company preceding the Date of Termination equal to the amount payable pursuant to Section 5(a)(i)(A)(3), in each case, only to the extent that an accrual in respect of the compensation described in this clause (3) has not already been credited to the Executive under the Company Pension Plans; and (4) the earnings credits are at the level of earnings credits as in effect under the Company Pension Plans as of the Date of Termination or, if more favorable to the Executive, as in effect under the Company Pension Plans immediately prior to the Effective Date.

(C) No Adverse Effect. The determinations and calculations made pursuant Sections 5(a)(ii)(A)(2) and 5(a)(ii)(B) shall be made without giving effect to any amendments made to the Company Pension Plans during the Employment Period that adversely affect in any manner the amount of pension benefits payable to the Executive under the Company Pension Plans.

(iii) Continued Health Care Insurance Coverage.

(A) During the Benefits Period, the Company shall provide the Executive with medical and dental insurance coverage (the “Health Care Benefits”) substantially similar in all respects to those which the Executive was receiving immediately prior to the Notice of Termination or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their families; provided, however, that the Health Care Benefits shall be provided during the Benefits Period in such a manner that such benefits are excluded from the Executive’s income for federal income tax purposes.

(B) The receipt of the Health Care Benefits shall, except as provided in 5(a)(iii)(E) below, be conditioned upon the Executive continuing to pay the applicable premiums for such Health Care Benefits during the Benefits Period.

(1) The applicable monthly premium shall be the monthly premium as in effect at the Company from time to time with respect to the coverage provided under Section 4980B of the Code (the “COBRA Premium”).

(2) During the portion of the Benefits Period in which the Executive continues to receive coverage under the Company’s Health Care Benefits plans, the Company shall pay to the Executive an amount equal to the premium cost set forth in clause (1) above, minus the amount equal to the employee contribution rate that is paid by Company employees generally for such coverage, as in effect from time to time (and which amount shall in no event be greater than the employee contribution rate for the applicable level of coverage as in effect immediately prior to the Effective Date and shall not take into account any premium or cost increases which constituted Good Reason pursuant to Section 4(c)), which payment shall be paid in advance on the first payroll day of each month, commencing with the month immediately following the Executive’s Date of Termination, provided that the first such payment shall be made within 30 days after the Date of Termination.

(C) The Health Care Benefits otherwise receivable by the Executive pursuant to Section 5(a)(iii) shall terminate if the Executive becomes re-employed with another employer and is eligible to receive health care benefits under another employer-provided plan. The Executive agrees to report to the Company any coverage and benefits actually received by or made available to the Executive from such other employer(s).

(D) During the Benefits Period, the Executive shall be entitled to elect to change the Executive’s level of coverage and/or choice of coverage options (such as the Executive only or family medical coverage) with respect to the Health Care Benefits to the same extent that actively employed senior executives of the Company are permitted to make such changes; provided, however, that in the event of any such changes, the premiums paid by the Executive for the Health Care Benefits shall reflect any cost increase or decrease to the premium rates set forth in Section 5(a)(iii)(B)(1).

(E) During the COBRA health care continuation coverage period under Section 4980B of the Code (the “COBRA Period”), all group health benefits provided to the Executive pursuant to this Section 5(a)(iii) shall constitute continuation coverage for purposes of Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code to the maximum extent permitted thereby. To the extent that, after the COBRA Period, the Company is unable to provide the Executive with the Health Care Benefits required by this Section 5(a)(iii) under the Company’s benefit plans in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes or otherwise, the Company shall provide such benefits at the level required thereby through the purchase of individual insurance coverage, the full cost of which shall be borne by the Company and paid directly to the applicable insurance carrier at such time as the Company would have otherwise made payments to the Executive pursuant to Section 5(a)(iii)(B)(2) had such benefits been provided through the Company’s Health Care Benefits plans.

(iv) The Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, an amount equal to the product of (A) the annual premium payments based on the conversion rates applicable to the Executive as of the Date of Termination in respect of the group term life insurance policy (and not any supplemental policies) under which the Executive was covered immediately prior to the Date of Termination and (B) the Classification Factor. To the extent requested by the Executive within 30 days following the Date of Termination, the Company shall take all action necessary, if any, to facilitate the Executive’s exercise of all conversion privileges, if any, under such group term life insurance policy.

(v) Except as otherwise set forth in the last sentence of Section 6, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 6) in accordance with the terms of the underlying plans or agreements.

Notwithstanding the foregoing provisions of this Section 5(a), in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable in a lump sum within 30 days following the Date of Termination under Section 5(a) or pursuant to Section 5(a)(iii)(B)(2) during the six-month period immediately following the Date of Termination shall instead be paid, with Interest determined as of the Date of Termination, on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code (the “Delayed Payment Date”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with (i) the Accrued Obligations, (ii) an amount equal to a the product of (x) the Termination Year Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Date of Termination and the denominator of which is 365 (the “Pro Rata Bonus”) and (iii) the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations (subject to the proviso set forth in Section 5(a)(i)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the payments and benefits as set forth in Section 5(a) above at the times provided under Section 5(a) (subject to the proviso set forth in Section 5(a)(i)(A) to the extent applicable); provided, however, to the extent that the Executive is a Specified Employee, any such payments and benefits that are deferred compensation (within the meaning of Section 409A of the Code) shall be paid, with Interest, on the Delayed Payment Date. With respect to the provision of the Other Benefits following a Termination of Employment by reason of the Executive’s Disability during the Employment Period, the term “Other Benefits” shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.

(d) Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide the Executive with the Executive’s Annual Base Salary through the Date of Termination, and the timely payment or delivery of the Other Benefits (disregarding the proviso set forth in Section 5(a)(i)(A) to the extent applicable), and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. In such case, all of the Accrued Obligations (subject to the proviso set forth in Section 5(a)(i)(A)) shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

Section 6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company or the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”), including, without limitation, the pension benefits accrued by the Executive under the Company Pension Plans, shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under, or the Executive’s eligibility to receive benefits under, any compensation or benefit plans, programs or arrangements of the Company or the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Company or the Affiliated Companies or substitute plans adopted by the Company, the Affiliated Companies or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. To the extent that the Worker Adjustment and Retraining Notification Act of 1988 set forth at 29 U.S.C. § 2101 et seq. or any similar state or local statute to the extent not preempted by ERISA (the “WARN Act”) requires the Company to make a payment (e.g., a payment in lieu of notice) of any kind to the Executive because of the Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the separation pay and benefits provided under this Agreement shall be in lieu of, or in full satisfaction of, the Company’s obligations under the WARN Act. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) or 5(c) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

Section 7. Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall, subject to Section 11(g), not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and subject to Section 5(a)(iii)(C), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, Interest determined as of the date such legal fees and expenses were incurred; provided, however, in connection with a contest initiated by the Executive related to an Anticipatory Termination, if a Change of Control has not occurred during the pendency of such contest relating to an Anticipatory Termination (and unless and until such time as a Change of Control does occur during the 12 months following the date of such Anticipatory Termination), the Company (i) shall not pay such legal fees and expenses as incurred, but (ii) shall reimburse the Executive for such legal fees and expenses within 30 days following the final resolution of such contest if the Executive prevails on a material issue in such contest. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 7 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred (or, in connection with a contest related to an Anticipatory Termination, following the calendar year in which such contest is finally resolved), provided, however, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred (or, in connection with a contest related to an Anticipatory Termination, following the calendar year in which such contest is finally resolved). The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

Section 8. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 105% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments under the following sections in the following order: (i) Section 5(a)(iii)(B)(2); (ii) Section 5(a)(iv); (iii) Section 5(a)(i)(C); (iv) Section 5(a)(i)(B); and (v) Section 5(a)(i)(A)(5). For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 8(a) and the Executive shall be entitled to the Gross-Up Payment.

(b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by tax counsel or such other nationally recognized certified public accounting firm as may be designated by the Executive and reasonably acceptable to the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination; provided, however, that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 8(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 8, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(f) Definitions. The following terms shall have the following meanings for purposes of this Section 8:

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

Section 9. Confidential Information; No-Raid. (a) The Executive agrees that, in the event the Executive’s employment with the Company is terminated for any reason whatsoever, and as a result of such termination the Executive is entitled to receive the severance amounts and benefits specified in Section 5(a) or Section 5(c), the Executive shall not, for a period of one year after the Date of Termination, employ or offer to employ, solicit, actively interfere with the Company’s or any Company affiliate’s relationship with, or attempt to divert or entice away, any officer of the Company or any Company affiliate.

(b) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential business or technical information, trade secret, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the Affiliated Companies and which information, trade secret, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company other than (i) information that is generally known in the Company’s industry or acquired from public sources, (ii) as required in the course of such employment or (iii) as required by any court, supervisory authority, administrative agency or applicable law. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

Section 10. Successors. (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and any benefit payable to or for the benefit of Executive, if legally incompetent, or incapable of giving a receipt therefor, shall be deemed paid when paid to Executive’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 10(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

Section 11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Subject to the last sentence of Section 11(h), this Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At the most recent address on file at the Company.

if to the Company:

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Attention: Chief human resources executive of the Company

with a copy to:

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Attention: General Counsel of the Company

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(i) through 4(c)(v), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a), prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof. From and after the day and year first above written, this Agreement shall supersede the Change in Control Severance Agreement between the Company (d/b/a PNC Bank Corp.) and the Executive, dated as of [•].

(g) In the event payments are made and benefits provided under Section 5(a) in connection with an Anticipatory Termination, notwithstanding anything contained herein to the contrary, if a Change of Control does not occur within 12 months following the date of such Anticipatory Termination, and the Company makes a demand in writing, (x) the Executive shall forfeit the right to retain, and shall return to the Company, any after-tax cash amounts received by the Executive from the Company, plus any amount realized by the Executive by virtue of such amounts being returned to the Company due to any refund of income or other taxes relating to, or the Executive’s ability to take a loss on a tax return for, any such returned amounts, pursuant to Section 5(a)(i)(A)(5), Section 5(a)(i)(B), Section 5(a)(i)(C), Section 5(a)(ii) (to the extent previously paid, and to the extent not previously paid, any additional amounts accrued or benefits deemed to be vested under the Company Pension Plans pursuant to Section 5(a)(ii) shall be forfeited), and Section 5(a)(iv); and (y) the Company’s obligations under this Agreement (other than the obligation to reimburse legal fees payable in connection with a contest relating to Anticipatory Termination as provided under Section 7), including but not limited to the provision of Health Care Benefits pursuant to Section 5(a)(iii), shall cease (other than the Executive’s continued right to COBRA coverage at the Executive’s expense during the COBRA Period) as of the date that is 12 months following the date of such Anticipatory Termination (or, if earlier, the date on which the proposed Change of Control to which the Anticipatory Termination was alleged to have related is finally and formally abandoned or terminated).

(h) The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption and shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (v) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to the Effective Date but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

(i) In the event the payments to be provided to the Executive under Section 5(a) are not to be paid until the Delayed Payment Date, then within five business days of the Executive’s Date of Termination, the Company shall deliver cash, in an amount equal to the aggregate of the cash amounts payable under Section 5(a) (plus the estimated Interest) and, to the extent not previously paid (or immediately payable within five business days of the determination in accordance with Section 8(e) of this Agreement), any unpaid portion of the then estimated Gross-Up Payment (as determined by the Accounting Firm), to a “rabbi trust” (the “Trust”) to be established by the Company with a nationally recognized financial institution as trustee (the “Trustee”) to be held by the Trustee pursuant to the terms of the trust agreement entered into between the Company and the Trustee prior to the Effective Date; provided, however, that the Trust shall not be funded if the funding thereof would result in taxable income to the Executive by reason of Section 409A(b) of the Code; and provided, further, in no event shall any Trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code. Any fees and expenses of the Trustee shall be paid by the Company.

(j) Upon the expiration or other termination of this Agreement or the Executive’s employment, the respective rights and obligations of the parties hereto shall survive until such rights and obligations have been fulfilled.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:
Joan L. Gulley
Senior Vice President and Chief Human Resources Officer

EXECUTIVE

By:
[Executive]

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